Exhibit 2.4

THIRD AMENDMENT TO THE

SIXTH AMENDED AND RESTATED OPERATING AGREEMENT

THIS THIRD AMENDMENT to the Sixth Amended and Restated Limited Liability Company Operating Agreement, as amended (this “Third Amendment”), is made effective as of October 24, 2022, by and between Mr. Mango LLC, a Delaware limited liability company (the “Company”) and the Members set forth on Exhibit A of the Agreement (as defined below). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, the Company and the Members entered into that certain Sixth Amended and Restated Limited Liability Company Operating Agreement, dated as of June 4, 2021, as amended by that First Amendment to the Sixth Amended and Restated Operating Agreement, dated as of October 6, 2021, and that Second Amendment to the Sixth Amended and Restated Operating Agreement, dated February 22, 2022, attached hereto as Exhibit A (as so amended, the “Agreement”); and

WHEREAS, in connection with the forward split of the Company’s Interests at a ratio of 7.18732 Interests for every 1 Interest currently outstanding (the “Split”), the parties desire to amend the Agreement as set forth herein pursuant to Section 10.1 of the Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Capitalized terms used and not otherwise defined in this Amendment have the respective meanings ascribed to them in the Agreement.

2.	Section 1.56 of this Agreement is hereby deleted in its entirety and replaced with the following:

“Series A Liquidation Preference” means an amount equal to $289.861. “Series B Liquidation Preference” means an amount equal to $290.312.

3.	Section 1.57 of this Agreement is hereby deleted in its entirety and replaced with the following:

“Series A Original Issue Price” means $289.863.

1 $2,0833.33 pre-split / 7.18732 = $289.86 post-split.

2 $2,086.58 pre-split / 7.18732 = $290.31 post-split.

3 $2,0833.33 pre-split / 7.18732 = $289.86 post-split.

4.	Section 1.61 of this Agreement is hereby deleted in its entirety and replaced with the following:

“Series B Original Issue Price” means $290.314.

5.	The first paragraph of Section 5.2.5 is hereby deleted in its entirety and replaced with the following:

Special Preferred Member Approval. Notwithstanding anything to the contrary herein, so long as at least 49,6935 of the Preferred Interests that were issued as of the end date of the Series B Round remain outstanding (as equitably adjusted for any Interest dividends, splits, combinations, reorganizations, or similar transactions involving the Company’s outstanding equity), the Company shall not take any of the following acts (whether by merger, consolidation or otherwise) without the prior written approval of the holders of at least fifty-five percent (55%) of the outstanding Preferred Interests (voting together as a single class on an as-if-converted basis) (“Special Preferred Member Approval”).

6.	The first paragraph of Section 5.3 is hereby deleted in its entirety and replaced with the following:

Special Series B Preferred Member Approval. Notwithstanding anything to the contrary herein, so long as at least 22,9566 of the Series B Preferred Interests issued during the Series B Round remain outstanding (as equitably adjusted for any Interest dividends, splits, combinations, reorganizations, or similar transactions involving the Company’s outstanding equity), the Company shall not take any of the following acts (whether by merger, consolidation or otherwise) without the prior written approval of the holders of a majority of the outstanding Series B Preferred Interests (“Special Series B Preferred Member Approval”).

7.	Except as expressly set forth in this Third Amendment, the Agreement remains in full force and effect with no further modifications. In the event of any conflict between the terms of the Agreement and the terms of this Third Amendment, the terms of this Third Amendment shall control.

8.	This Third Amendment shall form a part of the Agreement for all purposes, and each party hereto shall be bound hereby. From and after the execution of this Third Amendment by the parties, any reference to the Agreement shall be deemed a reference to the Agreement and this Third Amendment.

9.	This Third Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Delivery by a party hereto of an electronic transmission of this Amendment executed by such party shall constitute delivery by such party of an original hereof.

[Signature Page Follows]

4 $2,086.58 pre-split / 7.18732 = $290.31 post-split.

5 6,914 Preferred Interests pre-split * 7.18732 = ~49,693 Preferred Interests post-split

6 3,194 Series B Interests pre-split * 7.18732 = ~22,956 Series B Interests post-split

IN WITNESS WHEREOF, each of the Company and the undersigned has caused this Amendment to be executed on the date first written above by its duly authorized Representative.

MR. MANGO LLC

By:	/s/ David Alpert
Name:	David Alpert
Title:	CEO and Secretary

KNOLLWOOD INVESTMENT FUND LLC

By:	/s/ Kevin D. Irwin, Jr.
Name:	Kevin D. Irwin, Jr.
Title:	President of Managing Member

HIRO CAPITAL SCSP I

By:	/s/ Luke Alvarez
Name:	Luke Alvarez
Title:	Partner

COM2US CORPORATION

By:	/s/ Jae Jun Song
Name:	Jae Jun Song
Title:	Chief Executive Officer

[Signature Page to Third Amendment to the Sixth A&R Operating Agreement]

The Kirkman Family 2015 Trust Under
Agreement Dated October 27, 2014

/s/ Robert Kirkman
By:	Robert Kirkman, as Trustee of the Kirkman Family 2014 Trust Under Trust Agreement Dated October 27, 2014

The Peanut & Pookie Family Trust Under Trust Agreement Dated May 30, 2013

/s/ David Alpert
By:	David Alpert as Trustee of The Peanut & Pookie Family Trust Under Trust Agreement Dated May 30, 2012

/s/ Jon Goldman
JON GOLDMAN

[Signature Page to Third Amendment to the Sixth A&R Operating Agreement]

EXHIBIT A

Sixth Amended and Restated Operating Agreement, as amended

See Attached.